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Contact:
Patricia A. Spinella/Investor Relations - 201-847-5453
Colleen T. White/Corporate Communications - 201-847-5369


               BASIL L. ANDERSON ELECTED TO BD BOARD OF DIRECTORS



Franklin Lakes, NJ (March 29, 2004) - BD (Becton, Dickinson and Company) (NYSE:BDX) announced today that it has elected Basil L. Anderson to its Board of Directors. With his election, the BD board now consists of 12 members, 11 of whom are non-management.

Mr. Anderson, 58, is Vice Chairman of Staples, Inc., a position he has held since 2001. Prior to joining Staples, Mr. Anderson held financial positions at Campbell Soup Company, most recently Executive Vice President - Finance and Chief Financial Officer from 1996 to 2001. Additionally, his background includes two decades of experience at Scott Paper Company. After joining Scott Paper in 1975, Mr. Anderson held various positions of increasing responsibility, including U.S. Treasurer, Worldwide Treasurer and Vice President & Chief Financial Officer.

"We are delighted that Basil Anderson will be bringing his wealth of financial and corporate expertise to strengthen our board," said Edward J. Ludwig, BD's Chairman, President and Chief Executive Officer. "He is an outstanding and highly-respected executive. I look forward to working with him as we pursue our strategy to build a great company and continue our purpose of helping all people live healthy lives."

Mr. Anderson graduated from the Israeli Institute of Technology with a BSE degree. He received an MBA from the University of Chicago and an MSE from the University of Illinois. Currently, he serves on the board of directors of Staples, Inc., is a board member of Charles River Associates and chairs the audit committee on the board of directors of Hasbro, Inc.

BD is a medical technology company that serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. BD manufactures and sells a broad range of medical supplies, devices, laboratory equipment and diagnostic products. For the fiscal year ended September 30, 2003, BD reported total revenues of $4.528 billion.



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